Exhibit 99.1

ePlus Names Mark P. Marron as Next Chief Executive Officer
Phillip G. Norton to Become Executive Chairman
HERNDON, VA, July 25, 2016 - ePlus inc. (NASDAQ NGS: PLUS - news), a leading provider of technology solutions, announced today that its Board of Directors has promoted Mark P. Marron to Chief Executive Officer and President.
Mr. Marron succeeds Phillip G. Norton, who will assume the new position of Executive Chairman.  The changes are effective August 1, 2016.  Mr. Marron is currently Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc., and Mr. Norton is currently Chairman, CEO, and President of ePlus inc.
"Mark is a 30+ year veteran of the technology industry.  He has outstanding leadership skills and has proven that he can execute our strategic goals and deliver positive financial results," said Mr. Norton.  "Our next CEO needs to thrive in today's rapidly changing technology environment, and continue to bring our customers the advanced technology solutions they need to succeed.  Since he joined ePlus in 2005, Mark has been a key driver of our success.  He has prevailed over the challenges we have confronted and brought fresh ideas and strategies to the table.  Further, he epitomizes our collaborative, forward-thinking, hard-working, and cohesive culture.  I know he has the ability to invigorate, inspire, and build relationships with our employees, customers, vendors, and investors.  Mark has the vision and executive skills to lead ePlus and meet the constantly changing technology and industry challenges we face."
Mr. Norton concluded, "After serving as the Company's CEO for the past 23 years, the Board and I are excited to welcome Mark to his new role at ePlus.  I would also like to thank the employees of ePlus for all of their hard work and dedication to the Company, and our customers, vendors, and shareholders for their support, during my tenure as CEO."
"It is an honor and privilege to be appointed CEO and President of ePlus," said Mr. Marron. "After more than 10 years at ePlus, I believe we are well positioned for future success and I am excited about the opportunities that are ahead.  Having worked side by side with Phil, I have seen his vision and leadership build ePlus into the company it is today, one that is committed to serving our customers' current technology needs and anticipating future technology trends.  I want to thank the Board for the confidence they have placed in me and for the opportunity to serve this great company in my new role.  Along with the talented and hard-working team at ePlus, I look forward to further growing the company, empowering customers, and delivering shareholder value."
Mr. Marron joined ePlus as senior vice president of sales in 2005 and was promoted to COO in 2010.  Prior to joining ePlus, Mr. Marron served as senior vice president of worldwide sales at NetIQ, and was general manager of worldwide channel sales for Computer Associates International, Inc.  He has extensive sales and operations experience both domestically and internationally.  Mr. Marron holds a Bachelor of Science in Computer Science from Montclair State University.
As Executive Chairman, Mr. Norton will help facilitate a smooth transition to Mr. Marron's  leadership, consult on strategy, acquisitions, and transactions within the financing segment, and engage with customers.  Mr. Norton will also continue to serve on the Board of Directors, with a new title of Executive Chairman.
Mr. Norton joined the Company as CEO in 1993, and has led the Company from $42.8 million in annual revenue in fiscal year 1996, when the Company went public, to $1.2 billion in fiscal year 2016.
About ePlus inc.
ePlus is an engineering-centric technology solutions provider that helps organizations imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,000 associates serving a diverse set of customers nationally, and in Europe.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.   ePlus. Where Technology Means More®.

ePlus®, Where Technology Means More®, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies, products, and services mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. and/or global economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to consummate and integrate acquisitions; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our electronic and other confidential information; future growth rates in our core businesses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

 Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150